Exhibit 19
CNB FINANCIAL CORPORATION
Insider Trading and Reporting Compliance Policy

COMPLIANCE WITH LAW

It is the policy of CNB Financial Corporation (the “Company”) and all of its subsidiaries to comply fully and to assist its directors, officers, and employees, including the directors, officers, and employees of its subsidiaries, in complying fully with securities laws applicable to transactions in the Company’s securities. In this regard, the Company depends upon the conduct and diligence of its directors, officers, and other employees, in both their professional and personal capacities, to ensure full compliance with this policy. Each such person has a personal obligation and responsibility to act in a manner consistent with the following policy regarding compliance with the insider trading provisions of the federal securities laws.

NO TRADING WHILE IN POSSESSION OF INSIDE INFORMATION

It is the Company’s policy that no director, officer, or other employee of the Company or any of its subsidiaries may buy or sell any security issued by the Company, or any option or similar right to buy or sell such a security, while in possession of material nonpublic information regarding the Company or any of its subsidiaries.

CONFIDENTIALITY

In addition, every director, officer, and other employee of the Company or any of its subsidiaries shall maintain the confidentiality of material nonpublic information regarding the Company that he or she may possess and shall not give advice or make recommendations regarding investments in the Company. No director, officer, or other employee of the Company or any of its subsidiaries shall permit persons under his or her supervision to act inconsistently with this policy.

NO TRADING OR TIPPING

Further, it is the policy of the Company that no director, officer or employee, nor any affiliate of any such person, may, while in possession of material nonpublic information about another company which such person received in the course of performing his or her duties on behalf of the Company or any of its subsidiaries, trade in the securities of such other company or disclose such information to any other person.

Further information regarding the insider trading and related policies of the Company is set forth in the memoranda attached as Appendix A. Every director, executive officer and employee of the Company will be provided with a copy of the memorandum attached at Appendix A.

This Insider Trading Policy continues to apply to directors, officers and employees of the Company following the termination of any such individual’s service to or employment with the Company until any material nonpublic information possessed by such individual has become public or is no longer material, whichever is earlier.

APPENDIX A

MEMORANDUM

May 14, 2024

TO:    All Directors, Executive Officers and Employees of CNB Financial Corporation
FROM:     Senior Executive Vice President/Chief Financial Officer
RE:     Policy on Insider Trading and Reporting Compliance

This memorandum is intended to advise you of the policies adopted by CNB Financial Corporation (the “Company”) to help ensure compliance by the Company’s directors, executive officers and employees of the Company and its subsidiaries with their obligations under the federal securities laws..

INSIDE INFORMATION

Information generally is considered “material” if its disclosure to the public would be reasonably likely to affect investors’ decisions to buy, sell or hold the securities of the Company. Any information that could reasonably be expected to affect the price of the security is material. Both positive and negative information can be material. Some examples of material information include the following: (1) a significant merger or acquisition involving the Company; (2) the Company’s financial results; (3) a change in control or a significant change in management of the Company; (4) the public or private sale of a significant amount of additional securities of the Company; (5) the establishment of a program to repurchase securities of the Company; (6) actual or threatened major litigation or governmental investigations or major developments in such matters; (7) major new products or discoveries or the acquisition or loss of major contracts, orders, suppliers, customers or finance sources; and (8) bankruptcies, receiverships or other severe liquidity problems. Obviously, what is material information cannot be enumerated with precision, because there are many gray areas and varying circumstances. When doubt exists, the information involved should be presumed to be material.

During the period that material information relating to the business or affairs of the Company or its subsidiaries is unavailable to the general public, it must be kept in strict confidence. Accordingly, such information should be discussed only with persons who have a “need to know,” and should be confined to as small a group as possible. The utmost care and circumspection must be exercised at all times. Thus, conversations in public places, such as elevators, restaurants, and airplanes, should be limited to matters that do not involve information of a sensitive or confidential nature.

Toensure that the Company’s confidential information is protected to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public, or respond to inquiries from the media, analysts, or others outside the Company.

TRADING AND TIPPING

General

Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is designed to protect against fraud in connection with the purchase or sale of the Company’s securities.1 The rule makes it illegal for any “insider” (a term that ordinarily would include directors and officers)2 to misuse material nonpublic information in connection with the purchase or sale of securities of the Company. Misuse of such information (which is more commonly known as “inside information”) can include using it personally for trading purposes without disclosing it to the party on the other side of the transaction or tipping the information to another person who uses it for trading purposes. In most instances, disclosure of the information to the other party would not be permissible because of the insider's obligation to the issuer to maintain the confidentiality of the information. As a result, an insider generally must abstain from trading when in possession of material nonpublic information.

There are two exceptions to the general “disclose or abstain” rule. First, where the party on the other side of the transaction already is aware of the material nonpublic information (as in the case of an exercise of an employee stock option, where the party on the other side is the Company), no violation of Rule 10b-5 would occur, even though the information is not generally known to the investing public. Second, where the transaction is conducted in accordance with all applicable conditions of Rule 10b5-1 under the Exchange Act, no violation would occur.

1 The rule makes it unlawful for any person, in connection with the purchase or sale of any security, (i) to employ any device, scheme or artifice to defraud, (ii) to make any untrue statement of a material fact or to omit to state a material fact necessary to make any statement made not misleading, or (iii) to engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon any person.
2 Any person who has both access to material nonpublic information about the Company (or any entity with which the Company does business) and a duty not to disclose such information may be considered a corporate “insider” for purposes of Rule 10b-5. Examples of such persons are the Company’s directors, officers, employees, major shareholders, attorneys, accountants, investment bankers, public relations advisors and consultants, and spouses and immediate family members of any of the above. In addition, the Company itself is an insider and generally is prohibited from purchasing or selling its own securities to anyone other than an insider if a material development is pending which has not yet been publicly disclosed.

Rule 10b5-1 provides two affirmative defenses to Rule 10b-5 liability that are equivalent to exemptions from the rule. One exemption is provided for transactions by entities (such as the Company). This exemption can apply to repurchases by the Company of its own securities or purchases or sales of the securities of another entity held in the Company’s portfolio. The exemption will be available if (1) the individual making the investment decision for the Company is not aware of material nonpublic information regarding the entity whose securities are involved in the transaction and (2) the Company implements reasonable policies and procedures to ensure that persons making the investment decisions for it do not violate Rule 10b-5 or any other insider trading provision.

The other exemption under Rule 10b5-1 is available to any person (including entities), although it is likely to be utilized more often by individuals rather than entities. To be eligible for this defense, an insider must enter into a Rule 10b5-1 plan for transactions in the Company’s securities that meet certain conditions specified in the rule (each, a “Rule 10b5-1 Plan”). This exemption can be relied upon if:

•Before becoming aware of the information, the person (1) enters into a binding contract to purchase or sell securities, (2) instructs another person to purchase or sell securities for the instructing person’s account or (3) adopts a written plan for trading securities;

•The contract, instruction or plan either (1) specifies the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, (2) includes a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold or (3) does not permit the person to exercise any subsequent influence over how, when or whether to effect purchases or sales (provided that any other person who does exercise such influence is not aware of material nonpublic information when doing so); and

•The purchase or sale occurs pursuant to the contract, instruction or plan.

The foregoing exemption is conditioned on the insider entering into the trading arrangement in good faith at a time when the insider is not aware of any material nonpublic information and acting in good faith with respect to the operation of the Rule 10b5-1 Plan. It also is contingent on the insider not entering into or altering a corresponding or hedging transaction or position.

A Rule 10b5-1 Plan must comply with and be operated in accordance with the conditions of Rule 10b5-1, including the following:

•Trades under the Rule 10b5-1 Plan may not commence until expiration of the “cooling-off period” set forth in Rule 10b5-1;33

•The Rule 10b5-1 Plan must include representations that (1) the insider is not aware of material nonpublic information about the Company or its securities; and (b) the insider is adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5; and

•No insider may have more than one Rule 10b5-1 Plan outstanding at any given time, unless otherwise permitted by the limited exceptions of Rule 10b5-1 (such as plans relating to “sell to cover” arrangements intended to satisfy tax withholding obligations upon the vesting of equity awards).

The foregoing exemptions make it possible for insiders to engage in trading programs under which sales or purchases take place on a pre-planned basis, regardless of whether the insider is in possession of material nonpublic information at the time a trade occurs. Further, the exemptions permit an insider to alter or terminate a trading program at any time when the insider is not aware of material nonpublic information.

Any Rule 10b5-1 Plan, or amendment to any existing Rule 10b5-1 Plan, must be submitted to the Senior Executive Vice President/Chief Financial Officer for approval. Insiders must also promptly report to the Senior Executive Vice President/Chief Financial Officer the termination of any Rule 10b5-1 Plan.4
3 For directors and officers, the cooling-off period currently set forth in Rule 10b5-1 is the later of (i) 90 days after execution of the plan or (ii) two business days following the filing of the Form 10-K or Form 10-Q for the reporting period in which the plan was executed. For all other insiders the cooling-off period is 30 days after execution of the plan.
4 You are cautioned, however, that once a trading program is established, alteration or termination of the program should generally be avoided to avoid the perception that the insider is manipulating the plan to benefit from material nonpublic information, undermining the good faith element of the rule.

Company directors and officers must also promptly report to the Senior Executive Vice President/Chief Financial Officer, or in his absence the President & CEO, the adoption, amendment or termination of any trading plan that is not a Rule 10b5-1 Plan, but that was entered at a time when the director or officer asserted they were not aware of material nonpublic information about the Company or its securities and the plan (i) specifies the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, (ii) includes a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, or (iii) does not permit the director or officer to exercise any subsequent influence over how, when, or whether to effect purchases or sales.

There are many sound reasons for insiders to engage in trades pursuant to the exemptions. These include (1) greater certainty as to the absence of antifraud liability for the trades, (2) the defusing of potential adverse media reaction to trades whose timing otherwise would be suspicious, (3) greater flexibility for insiders to engage in transactions, as the trades need not occur during trading “windows” specified by the Company, and (4) The undermining of potential lawsuits against the Company that are premised on trades by insiders having been based on material nonpublic information.

Material Nonpublic Information

As noted previously, information generally is considered “material” if its disclosure to the public would be reasonably likely to affect investors’ decisions to buy, sell or hold the securities of the Company. Such information is “nonpublic” until such time that it is released to the investing public generally.

What constitutes material information depends on the particular facts and circumstances and often is difficult to determine. The U.S. Securities and Exchange Commission (the “SEC”) has indicated, however, that the following kinds of information or events are material, unless specific facts and circumstances suggest otherwise: (1) a significant merger or acquisition involving the Company; (2) the Company’s financial information and/or performance; (3) a change in control or a significant change in management of the Company; (4) the public or private sale of a significant amount of additional securities of the Company; (5) the establishment of a program to repurchase securities of the Company; (6) actual or threatened major litigation or governmental investigations or major developments in such matters; (7) major new products or discoveries or the acquisition or loss of major contracts, orders, suppliers, customers or finance sources; and (8) bankruptcies, receiverships or other severe liquidity problems.

Sanctions

Violations of Rule 10b-5 can subject the guilty party both to civil liability to purchasers or sellers of the Company’s securities who do not possess the undisclosed information and to possible criminal action. The SEC also may initiate civil proceedings seeking penalties of as much as three times the amount of profit gained or loss avoided by the trading party and fines of up to $5 million. Moreover, the SEC can seek injunctions or cease-and-desist orders against illicit traders and can seek to bar such persons from serving as directors or executive officers of public companies.

Insiders also should be aware that Section 21A (b) of the Exchange Act provides the SEC with the authority to bring a civil action against any “controlling person” who knew, or recklessly disregarded, the fact that a person under his or her control was likely to engage in an insider trading violation and failed to take appropriate steps to prevent the violation from occurring.5

Internal Policies on Trading in the Company’s Securities

Release of material information to the media does not immediately free corporate insiders to trade in the Company’s securities. Insiders should refrain from trading until the market has had an opportunity to absorb and evaluate the information. As a general rule, therefore, insiders should wait until the second business day after the public release of the information before trading in the Company’s securities.

5 The Company, its directors, and executive officers, and some of its managerial personnel could be deemed controlling persons subject to potential liability under Section 21A(b). Accordingly, it is incumbent on directors and executive officers to maintain an awareness of possible insider trading violations by persons under their control and to take measures where appropriate to prevent such violations.

To help ensure that directors, executive officers and employees who trade in Company securities are in compliance with obligations and restrictions imposed by applicable securities laws, and to help avoid the appearance of impropriety, the Company has adopted a policy (1) prohibiting trading in the Company’s securities (other than pursuant to employee benefit plans) by all directors, executive officers and employees of the Company and its subsidiaries, while in possession of material / nonpublic information (2) in the case of directors, executive officers and certain other employees, permitting trading in the Company’s securities only during quarterly “window periods” beginning on the second business day (e.g., the Monday following a Thursday release) following the public release of the Company’s quarterly or annual financial results and (3) requiring, even during the window periods, all directors, executive officers and certain other employees to notify the Company’s Senior Executive Vice President/Chief Financial Officer, or in his absence the President & CEO, and to obtain approval from him or her at least two (2) business days prior to making any purchase or sale of securities of the Company. Even during these window periods and with approval of the Company’s Senior Executive Vice President/Chief Financial Officer, trading would not be appropriate if the insider is aware that the Company expects to make a public release of material nonpublic information in the near future or otherwise has knowledge of material nonpublic information concerning the Company or any of its subsidiaries. The Company’s Treasurer will oversee the Company’s policies in this area.

In light of its responsibilities under the securities laws, the Company has adopted the following policies regarding your trading in the Company securities.

a.Directors, executive officers and employees of the Company and its subsidiaries may not buy or sell securities of the Company while in possession of material nonpublic information regarding the Company or its subsidiaries. Neither you nor any person affiliated with you (including family members and business entities with respect to which you are a director, officer, or large shareholder) may buy or sell securities or engage in any other action to take advantage of, or pass on to others, this type of information. This prohibition extends not only to transactions involving Company securities, but also to transactions involving securities of other entities with which the Company has a relationship.

b.Subject to paragraph 4.a. above, directors, executive officers and certain other employees of the Company and its subsidiaries may trade the Company’s securities only during the window period beginning on the second business day (e.g., the Monday following a Thursday release) following the public release of the Company’s quarterly or annual financial results AND only if prior notification of the trade is given to the Company’s Senior Executive Vice President/Chief Financial Officer, or in his absence the President & CEO, at least two (2) business days prior to the initial trade date and approval from him or her is obtained (see Section C below). Trading outside the window period or without providing such prior notification by you or any person affiliated with you (including family members and business entities with respect to which you are a director, officer, or large shareholder) and obtaining the required approval is strictly prohibited.

c.Directors, executive officers and employees of the Company and its subsidiaries may not communicate material nonpublic information to other persons prior to its public disclosure and dissemination (unless under circumstances where trading protections exist). In order to avoid “tipping” inside information to others in violation of the law, you should exercise care both when speaking with other Company personnel who do not have a “need to know,” and when communicating with family, friends and other persons not associated with the Company. To avoid even the appearance of impropriety, you should refrain from making recommendations about buying or selling the securities of the Company or other entities with which it has a relationship.

d.Directors and executive officers may not buy or sell securities of the Company if such transaction is subject to the short-swing profits rules of Section 16(b) of the Exchange Act. As discussed below, any profit resulting from a short-swing transaction (e.g., a purchase and sale, or sale and purchase, occurring within six months) must be disgorged to the Company. This liability is imposed regardless of the intent of the individual, and plaintiffs’ firms routinely monitor Section 16 filings for violations of the short-swing profits rules.

e.Directors and executive officers generally may resell Company shares on the open market only pursuant to an effective SEC registration statement or pursuant to Rule 144. Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), requires compliance with a number of technical and complicated requirements.

Rule 144

The Securities Act requires every person who offers or sells securities to register such securities with the SEC unless an exemption from registration is available. An exemption frequently relied upon by insiders for public sales of their securities is provided by Rule 144 under the Securities Act. The rule is available for public sales by any person of “restricted securities” (e.g., securities acquired in a private offering or certain other types of exempt offerings) and for sales by “affiliates”6 of any securities, whether restricted or unrestricted (“control securities”). Securities held by directors and executive officers of the Company, whether or not acquired in an unregistered transaction, are presumed to be “control securities” for purposes of Rule 144, absent countervailing facts.

Requirements of the Rule

Rule 144 is a “safe harbor” which provides that, if certain conditions are satisfied, persons who sell control securities or restricted securities will not be deemed “underwriters.”7 Rule 144 contains five conditions applicable to sales of securities by an affiliate of the Company, which are described briefly below. The first four conditions must be satisfied for sales of both control securities and restricted securities by an affiliate, while the fifth condition must be satisfied only for sales of restricted securities by an affiliate.8

i.Current Public Information. Current information about the Company must be publicly available at the time of sale. The Company’s periodic reports filed with the SEC ordinarily will satisfy this requirement.

ii.Volume Limitations. The amount of securities that can be sold during any three- month period cannot exceed the greater of (x) one percent of the outstanding securities of the class being sold or (y) the average weekly reported trading volume for securities of the class during the four calendar weeks preceding the filing of the notice of sale referred to below.

iii.Manner of Sale. The securities must be sold in unsolicited brokers’ transactions or directly to a market maker.

iv.Notice of Sale. The seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold in any three-month period neither exceeds 5,000 shares nor has an aggregate sale price greater than $50,000.

v.Holding Period. Restricted securities must be held and fully paid for by the seller for a period of six months prior to sale.9

The foregoing conditions do not have to be complied with by holders of restricted securities who have held (and fully paid for) their restricted securities for at least one year, are not affiliates at the time of sale and were not affiliates during the three months preceding the sale. If the securities are held by affiliates and thus also are control securities, they will continue to be subject to all the restrictions on sales of control securities.

6 As defined in Rule 144, an “affiliate” is a person that directly, or indirectly through the use of one or more intermediaries, controls, is controlled by or is under common control with, the Company. Generally, directors, executive officers and shareholders holding more than 10% of the Company’s voting securities are presumed to be affiliates of the Company.
7 Most secondary market sales (e.g., sales by shareholders, as opposed to sales by the issuer) are effected in reliance on the exemption from registration provided by Section 4(1) of the Securities Act, which exempts sales by any person “other than an issuer, underwriter, or dealer.” Persons who are affiliates of the issuer, however, generally are deemed to be “underwriters” of the issuer’s securities, even when selling securities for their own accounts and, therefore, may not rely on the Section 4(1) exemption. Similarly, any person who sells “restricted securities” (e.g., securities issued in a private placement or other nonpublic offering) is generally deemed to be an “underwriter,” whether or not he or she is an affiliate. Accordingly, when an affiliate sells securities, or when any person sells restricted securities, the selling person generally must structure the transaction so as to avoid being deemed an “underwriter.” By avoiding underwriter status, the selling person is able to sell the securities in reliance on the exemption from registration provided by Section 4(1).
8 The two types of securities are not mutually exclusive. As a result, sales of control securities that also are restricted securities must comply with all five conditions.
9 In some cases, such as those involving gifts or bequests, the holding period of another person can be “tacked” to the seller’s holding period for computation purposes. If the Company were to cease to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the six-month holding period would increase to a one-year holding period.

Gifts

Bona fide gifts of securities are deemed not to involve sales, so they can be made at any time without regard to the requirements of Rule 144. Individuals who receive restricted securities from an affiliate may be subject to the same restrictions under Rule 144 that would have applied to the donor for a period of up to two years following the gift, depending on the circumstances.

Restrictive Legends

Although there is no legal requirement to place restrictive legends on share certificates indicating that the securities are subject to transfer restrictions, an issuer may be held liable for aiding and abetting violations of the registration requirements by its shareholders if it does not take reasonable steps to prevent such violations. As a consequence, it has been recommended that the Company place appropriate legends on certificates relating to restricted securities.

To prevent inadvertent failures to comply with Rule 144, it has also been recommended that the Company issue stop-transfer orders to its transfer agent with respect to its restricted securities. The Company will work closely with its transfer agent to assure that (i) legended shares are transferred promptly when a lawful sale is effected and (ii) legends are removed where appropriate.10

REPORTING AND TRADING COMPLIANCE PROCEDURES

Ownership Reports

Under Section 16(a) of the Exchange Act, insiders must file with the SEC reports disclosing their holdings of and transactions in the Company’s equity securities. An initial report on Form 3 must be filed by every insider within 10 days of his or her becoming an insider, disclosing all equity securities of the Company beneficially owned by the reporting person on the date such person became an insider. Even if no securities were owned on that date, the insider must file a report. Any subsequent change in beneficial ownership by the insider must, unless exempt, be reported on a Form 4 filed within 2 business days after the change occurred. The fact that an insider’s transactions resulted in no net change, or the fact that no securities were owned after the transactions were completed, does not provide a basis for failing to report. Form 5, a “clean up” report due within 45 days after the close of the issuer’s fiscal year, must be filed to disclose transactions and holdings exempt from prior reporting, as well as transactions and holdings that should have been reported previously but were not. It is suggested that insiders file a Form 4 to report voluntarily, on an early basis, exempt transactions otherwise reportable on Form 5, in order to avoid inadvertent violations that might result from forgetting to report on year-end Form 5 transactions that occurred many months earlier.

Reportable Transactions

Absent an exemption, all changes in beneficial ownership (not just purchases and sales) must be reported. Moreover, a person who has ceased to be a director or executive officer must report any transactions after termination which occurred within six months of a transaction that took place while the person was a director or executive officer.

Beneficial Ownership

The reports under Section 16(a) are intended to cover all securities beneficially owned by the insider. An insider is deemed to beneficially own any security from which the insider can derive a direct or indirect pecuniary benefit. An insider is considered the direct owner of all Company equity securities held in the insider’s own name or held jointly with others. An insider is considered the indirect owner of any securities from which such insider obtains benefits substantially equivalent to those of ownership. Thus, equity securities of the Company beneficially owned through partnerships, corporations, trusts, estates, and family members may be subject to reporting. Absent countervailing facts, an insider is presumed to be the beneficial owner of securities held by his or her spouse and family members sharing his or her home. An insider is free, however, to disclaim beneficial ownership of these or any other securities being reported if such insider believes that he or she has a reasonable basis for doing so.

10 For example, it would be appropriate for the Company, upon request, to remove any restrictive legend affixed to certificates representing restricted securities held for more than two years by a person who is not, and during the preceding three months was not, an affiliate of the Company. Legends also may be removed when control securities are transferred to non-affiliates in compliance with Rule 144.

Derivative Securities

Section 16(a) requires reporting on all acquisitions and dispositions of options and other derivative securities by insiders. Derivative securities include options, warrants, convertible securities, stock appreciation rights or similar rights.

Disclosure of Delinquent Reports

It is important that insiders prepare their reports under Section 16(a) properly and file them on a timely basis. There is no provision for an extension of the filing deadlines, and the SEC can take enforcement action against insiders who do not comply fully with the filing requirements. In addition, the Company is required to report the number of late filings of reports under Section 16(a) in the Company’s proxy statement for its annual meeting and to identify the insiders who made the late filings. To avoid embarrassing disclosures of this nature, all directors and executive officers should avail themselves of the assistance of the Company or their own counsel in satisfying the reporting requirements.

Senior Executive Vice President/Chief Financial Officer

The Company’s Senior Executive Vice President/Chief Financial Officer, who may seek the assistance of the Enterprise Support Officer (or other Executive Assistant to the President & CEO), will assist all directors and executive officers in the preparation and filing of their Form 3, Form 4, and Form 5 reports. However, the obligation to timely file such reports requires timely notification by the insider of all transactions involving securities of the company. The Senior Executive Vice President/Chief Financial Officer, in conjunction with the Company’s Secretary and / or Treasurer, also has the authority to close the trading window at any time for all directors, executive officers and certain other employees or any subset thereof. If you violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer, or employee of the Company, you must report the violation immediately to the Senior Executive Vice President/Chief Financial Officer. However, if the conduct in question involves the Senior Executive Vice President/Chief Financial Officer, if you have reported such conduct to the Senior Executive Vice President/Chief Financial Officer and do not believe that he or she has dealt with it properly, or if you do not feel that you can discuss the matter with the Senior Executive Vice President/Chief Financial Officer, Secretary, or Treasurer, you may raise the matter with the Company’s outside corporate counsel.

Prior Notification and Approval of Transactions

Prior to engaging in any transaction involving the securities of the Company, directors, executive officers, and certain other employees must provide notification of the transaction to the Senior Executive Vice President/Chief Financial Officer at least two (2) business days prior to the intended trade date and obtain approval from him or her with respect to the transaction. The Senior Executive Vice President/Chief Financial Officer will maintain a log of all transactions conducted by the directors, executive officers and certain other employees of the Company and its subsidiaries. This prior notification and approval process will help prevent inadvertent violations of SEC rules, including Rule 10b-5 and Rule 144. In addition, by receiving notice from directors, executive officers and certain other employees before a transaction in the Company’s securities is undertaken, the Senior Executive Vice President/Chief Financial Officer can review any potential “short-swing profit” liability (see section D below) that may result from matchable transactions directors, executive officers and certain other employees may have engaged in within the preceding six months, as well as possible matching transactions within the coming months. The importance of providing prior notification of and obtaining pre-approval for these transactions cannot be overemphasized due to the sanctions that can result from a failure to comply with applicable securities law provisions.

Form 4 Reminders; Electronic Filing

It can be easy to forget about Form 4 filings, which must be made within 2 business days after a change in beneficial ownership. The Company will periodically remind directors, executive officers, and certain other employees of the Form 4 filing requirement. SEC rules require electronic filing of Form 3s, Form 4s and Form 5s. If you do not have them already and are subject to reporting requirements under Section 16 of the Exchange Act, you must obtain EDGAR electronic filing codes. The Company will assist you in this process.

SHORT-SWING PROFIT PROVISIONS

Under Section 16(b) of the Exchange Act, any profit realized by an insider on a “short-swing” transaction (e.g., a purchase and sale, or sale and purchase, of the Company’s equity securities within a period of less than six months) must be disgorged to the Company upon demand by the Company or a shareholder acting on the Company’s behalf. By law, the Company cannot waive or release any claim it may have under Section 16(b) or enter into an enforceable agreement to provide indemnification for amounts recovered under Section 16(b).

Operation of Provision

Liability under Section 16(b) is imposed in a mechanical fashion without regard to the insider’s intent. Good faith, therefore, is not a defense. All that is necessary for a successful claim is to show that the insider realized profits on a short-swing transaction. When computing recoverable profits on multiple purchases and sales within a six-month period, the courts maximize the recovery by matching the lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on. The use of this method makes it possible in some instances for the Company to recover profits under Section 16(b) even though the insider sustained a net loss on the transactions.

The terms “purchase” and “sale” are construed to cover a broad range of transactions. For example, the acquisition of a derivative security and the disposition of the underlying security could be matched as a “purchase” and “sale.” Moreover, purchases and sales by an insider may be matched with transactions by any person (such as certain family members) whose securities are deemed to be beneficially owned by the insider.

Limitations on Liability

The SEC has mitigated the effect of Section 16(b) in some situations by providing exemptions from liability. The most important exemption is provided by Rule 16b-3 for transactions by directors and executive officers with the Company that satisfy prescribed conditions. The SEC also has limited the amount of profits recoverable on transactions involving stock options and other derivative securities. Further, the courts have indicated that it is permissible for insiders to structure their transactions to avoid the application of Section 16(b). We therefore urge that, before engaging in any transaction involving the Company’s common stock, insiders consult with the Company’s Senior Executive Vice President/Chief Financial Officer, President & CEO, Treasurer or Controller, to discuss the potential applicability of Section 16(b).

As explained above, insiders will be held liable for any “short-swing profits” resulting from any combination of purchase and sale, or sale and purchase, of the Company’s publicly traded equity securities within a period of less than six months. For this purpose, transactions in common stock and options to purchase common stock are “matchable” with one another. In addition, short sales by insiders are prohibited.

The acquisition of a derivative security is deemed under Rule 16b-6(a) under the Exchange Act to be a purchase or sale, depending on the circumstances, while the exercise or conversion of a derivative security generally is treated under Rule 16b-6(b) as an exempt transaction. (Option grants under the Company’s plans are exempt purchases and, therefore, are not subject to Section 16(b).) Exercises of out-of-the-money options, however, are deemed to be purchases and are, therefore, not exempt. Sales of securities received upon the exercise of derivative securities are deemed to be sales and also are not exempt.
The requirement that directors, executive officers and certain other employees obtain pre-approval from the Company’s Senior Executive Vice President/Chief Financial Officer or the President & CEO for all transactions in the Company’s securities that they intend to conduct is one means by which inadvertent violations of Section 16 may be avoided.

The Company may not be in a position to prevent short-swing profit violations if it does not learn of a transaction until after the fact (hence the importance of obtaining pre-approval for transactions by directors, executive officers and certain other employees from the Senior Executive Vice President/Chief Financial Officer or President & CEO). One person who often is in a position to help prevent short-swing profit violations before they occur is your broker. A knowledgeable broker can serve as a last line of defense against inadvertent violations. Moreover, such a broker could also provide the Company’s Senior Executive Vice President/Chief Financial Officer with the necessary transaction information (trade date, price, number of shares, etc.) for timely preparation of the Section 16(a) reports. We therefore urge directors, executive officers, and certain other employees to engage a broker who is knowledgeable and experienced with respect to Section 16 (as well as Rule 144 and the other provisions of the securities laws to which directors, executive officers and certain other employees are subject). Remember, however, that a broker has no legal responsibility for a client’s Section 16 filings or short-swing profit rule violations; the best protection will come following the procedures set forth in this Policy and your own awareness of the applicable requirements and potential pitfalls.

NECESSARY COMPLIANCE DOCUMENTS

Please complete the following documents (if applicable) and send them to the Senior Executive Vice President/Chief Financial Officer as soon as possible.

1.Certificate stating that you have reviewed this Policy and agree to comply with it (Exhibit 1).
2.Power of Attorney, if you have not already executed and returned this document (directors and executive officers only) (Exhibit 2).

EFFECTIVE DATE

This Policy is effective as of April 1, 2025.

EXHIBIT 1: COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he or she has read and understands, and agrees to comply with, the Policy on Insider Trading and Reporting Compliance of CNB Financial Corporation, a copy of which was distributed with this certificate.

Date:
Signature

Name (Please Print)

Title

EXHIBIT 2: POWER OF ATTORNEY

Know all by these presents, that the undersigned hereby constitutes and appoints each of Jessica Zupich, Rachel Hunter, and Justin Maney, the undersigned’s true and lawful attorney-in-fact to:

1.execute for and on behalf of the undersigned, in the undersigned’s capacity as an officer and/or trustee of CNB Financial Corporation (the “Company”) Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder, thereunder, and any other forms or reports the undersigned may be required to file in connection with the undersigned’s ownership, acquisition, or disposition of securities of the Company;

2.do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Form 3, 4, or 5 and the timely filing of any such form with the United States Securities and Exchange Commission and any other authority; and

3.take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, and in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney- in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Exchange Act. This Power of Attorney can only be revoked by delivering a signed, original “Revocation of Power of Attorney” to the attorneys-in-fact.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned’s holdings of and transactions in securities issued by the Company unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this day of _____, 20_____.

Signature

Print Name

STATE OF:

COUNTY OF:

On this _____ day of ____________, _____, ___________________________ personally appeared before me and acknowledged that s/he executed the foregoing instrument for the purposes therein contained.

IN WITNESS THEREOF, I have hereunto set my hand and official seal.

Notary Public

My Commission Expires